UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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SIERRA HEALTH SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.O. Box 15645

Las Vegas, Nevada 89114-5645

April 15, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Sierra Health Services, Inc., which will be held on Tuesday, May 24, 2005, at 10:00 a.m., local time, in the Chairman’s Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada.

The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company and its officers and Directors.

Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

Sincerely,

Anthony M. Marlon, M.D.
Chairman of the Board and Chief Executive Officer and President

SIERRA HEALTH SERVICES, INC.

P.O. Box 15645

Las Vegas, Nevada 89114-5645

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, MAY 24, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Health Services, Inc., a Nevada corporation (the “Company”), will be held at 10:00 a.m., local time, Tuesday, May 24, 2005, in the Chairman’s Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, for the following purposes:

1.                To elect four Directors for two-year terms and until their successors are duly elected and qualified.

2.                To ratify the appointment of Deloitte & Touche LLP as the Company’s auditors for 2005.

3.                To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of the Company’s Common Stock at the close of business on April 6, 2005 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As described in the attached Proxy Statement, the Board of Directors’ nominees for election at the Annual Meeting as Directors of the Company are Thomas Y. Hartley, Michael E. Luce, Anthony M. Marlon, M.D. and Anthony L. Watson.

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of the Company’s Board of Directors. The proxy card shows the form in which your shares of Common Stock are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting. We look forward to seeing you.

By Order of the Board of Directors,

Frank E. Collins
Secretary
Las Vegas, Nevada
April 15, 2005

IMPORTANT

IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, WE URGE STOCKHOLDERS TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

SIERRA HEALTH SERVICES, INC.

P.O. Box 15645

Las Vegas, Nevada 89114-5645

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

ON TUESDAY, MAY 24, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sierra Health Services, Inc., a Nevada corporation, for use at the 2005 Annual Meeting of Stockholders of the Company (the “2005 Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, May 24, 2005, in the Chairman’s Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to the Company’s stockholders is April 15, 2005.

VOTING OF PROXY; REVOCATION

A proxy in the accompanying form that is properly executed, returned, and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: (i) for the election of the four nominees described herein, (ii) for the ratification of the appointment of auditors, and (iii) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the 2005 Annual Meeting. Any stockholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy, or (iii) by appearing in person at the 2005 Annual Meeting and expressing a desire to vote his or her shares in person. See “Other Matters.”

EXPENSES OF SOLICITATION

The expenses of the preparation of proxy materials and the solicitation of proxies for the 2005 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by Directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. The Altman Group, Inc. has been engaged by the Company to assist in the solicitation of proxies for a fee of $3,500 plus their costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company’s Common Stock.

VOTING SECURITIES

Holders of the Company’s Common Stock, par value $.005 per share, as of the close of business on April 6, 2005 will be entitled to notice of, and to vote at, the 2005 Annual Meeting or any adjournments thereof. On that date, there were 26,619,705 shares of Common Stock outstanding, the holders of which are entitled to one vote for each share registered in their names with respect to each matter to be voted on at the 2005 Annual Meeting, except as described below for the election of Directors. The presence in person or by proxy (regardless of whether the proxy has authority to vote on all matters) of the holders of record of shares representing a majority of the total issued and outstanding shares of Common Stock as of April 6, 2005 will constitute a quorum at the 2005 Annual Meeting.

Stockholders are entitled to vote cumulatively for the election of Directors if any stockholder gives written notice to the President or Secretary of the Company not less than 48 hours before the 2005 Annual Meeting that such stockholder desires the voting for the election of Directors be cumulative. If cumulative voting is so invoked, each stockholder is entitled to the number of votes equal to the number of shares held by such stockholder multiplied by the number of Directors to be elected, and may cast all such votes for one nominee or distribute them among the nominees. Discretionary authority is being sought by the proxy holders to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked.

Assuming that a quorum is present at the 2005 Annual Meeting, Directors will be elected by a plurality of the votes cast at the 2005 Annual Meeting by holders of shares of Common Stock present in person or represented by proxy. Approval of other items at the 2005 Annual Meeting requires that the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Withholding authority to vote for Directors and broker non-votes will not affect the election of Directors. Abstentions and broker non-votes will not affect the outcome of the vote on other proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of April 6, 2005 (except as otherwise noted in the footnotes below) by (1) each of the executives named in the Summary Compensation Table set forth under “Compensation of Executive Officers,” (2) each Director and nominee of the Company, (3) all current Directors, nominees and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the following persons has sole voting and dispositive power with respect to the shares that he or she beneficially owns. Except as noted below, the address of all stockholders, Directors, executive officers and nominees identified in the table and accompanying footnotes below is in care of the Company’s principal executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Anthony M. Marlon, M.D.	2,541,518	(1)	9.46%
Jonathon W. Bunker	90,892	(2)	*
Frank E. Collins	128,879	(3)	*
Michael A. Montalvo	20,397	(4)	*
Paul H. Palmer	47,142	(5)	*
Albert L. Greene	22,000	(6)	*
Thomas Y. Hartley	5,000	(7)	*
Michael E. Luce	4,000	(8)	*
Erin E. MacDonald	416,732	(9)	1.56%
William J. Raggio	33,785	(10)	*
Charles L. Ruthe	19,950	(11)	*
Anthony L. Watson	33,000	(12)	*
All Directors and Executive Officers as a Group (15 persons)	3,491,006	(13)	12.79%
Barclays Global Investors, N.A.	2,492,305	(14)	9.36%

*                    Indicates beneficial ownership of less than 1%.

(1)          Includes 247,272 shares that can be acquired within 60 days of April 6, 2005 upon the exercise of stock options. Also includes (i) 106,415 shares held indirectly through investment allocation in the Company’s 401(k) Plan, (ii) 1,881,955 shares held indirectly through four trusts established by Dr. Marlon and his wife, (iii) 1,500 shares held indirectly through a limited partnership (the “Partnership”), and (iv) 152,648 shares held indirectly by the AMM&RM Family Limited Partnership (“ARFLP”). Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the four trusts and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon, as a general partner of ARFLP, may be deemed to have or share voting and/or dispositive power over the shares held by ARFLP (a limited partnership of which Dr. Marlon, his spouse, and a trust for the benefit of Jeannine A. Zeller, Dr. Marlon’s daughter, are general and/or limited partners). Dr. Marlon disclaims beneficial ownership as to the shares held by the four trusts, other than the 688,293 shares held by the Marlon

Family Trust (a revocable trust of which he is a trustee) and the shares held by ARFLP. Dr. Marlon’s beneficial ownership does not include 314,782 shares held in five trusts for the benefit of family members, the trustee of each of which is Erin E. MacDonald (see Note 9 below). Dr. Marlon’s beneficial ownership also does not include 27,500 shares subject to stock options and 40,000 shares deliverable in the future in settlement of restricted stock units (“RSUs”), which do not constitute beneficial ownership because the options cannot be exercised and the RSUs cannot be settled currently or within 60 days after April 6, 2005.

(2)          Includes 68,541 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options. Mr. Bunker’s beneficial ownership does not include 30,000 shares deliverable in the future in settlement of RSUs.

(3)          Includes 63,208 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options. Mr. Collins’ beneficial ownership does not include 20,000 shares deliverable in the future in settlement of RSUs.

(4)          Includes 14,375 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options.

(5)          Includes 42,867 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options. Mr. Palmer’s beneficial ownership does not include 20,000 shares deliverable in the future in settlement of RSUs.

(6)          Includes 18,000 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options.

(7)          Includes 2,000 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options.

(8)          Includes 3,000 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options.

(9)          Includes 82,083 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options, and 314,782 shares held in five trusts for the benefit of Dr. Marlon’s family members, of which Ms. MacDonald is the trustee. The share number for Ms. MacDonald does not include 1,881,955 shares held in four trusts established by Dr. Marlon and his wife, as to which Ms. MacDonald serves as a trustee (these 1,881,955 shares are included in Dr. Marlon’s beneficial ownership as shown in the Table; see Note 1 above). Ms. MacDonald’s beneficial ownership does not include 15,000 shares deliverable in the future in settlement of RSUs.

(10)   Includes 5,000 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options.

(11)   Includes 13,500 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options.

(12)   Includes 33,000 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options.

(13)   Includes 678,304 shares that can be acquired within 60 days of April 6, 2005, upon the exercise of stock options.

(14)   This information is derived from this stockholder’s Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 14, 2005. The business address of Barclays Global Investors, N.A., (“Barclays”) is 45 Fremont Street, San Francisco, CA 94105. Barclays filed the Schedule 13G together with three apparently affiliated companies, indicating that one of the filing entities is a bank, one is a registered investment advisor, and one is a Cayman Islands affiliate, and reporting that Barclays and the affiliated companies together had sole voting power over 2,323,026 shares and sole dispositive power over 2,492,305 shares representing aggregate beneficial ownership of 9.36% of the outstanding class. Barclays had sole voting power over 1,459,029 shares and sole dispositive power over 1,626,806 shares, representing beneficial ownership of 6.11% of the outstanding class (calculated as of April 6, 2005). The number of shares stated as beneficially owned is as of December 31, 2004.

ITEM NO. 1—ELECTION OF DIRECTORS

The Company’s Board of Directors has nominated Thomas Y. Hartley, Michael E. Luce, Anthony M. Marlon, M.D. and Anthony L. Watson for re-election as members of the Board of Directors, to serve for two-year terms and until their successors are duly elected and qualified. Each of the nominees has consented to being named herein and to serve if elected. The Company does not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a Director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee for Director and each continuing Director is set forth below. The proxy holders named on the accompanying proxy card intend to vote the shares represented by each proxy authorizing votes for these nominees in favor of the nominees, and if cumulative voting is invoked, to distribute, in such proportion as they see fit, the votes represented by each such share among the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

NOMINEES FOR ELECTION AS DIRECTORS

For Terms Expiring in 2007

Thomas Y. Hartley, 71, has been a Director of the Company since 1992. Mr. Hartley has been Chairman of the Board of Southwest Gas Corporation since 1997 and has been on its board since 1991. He is currently a Director on the Board of Medicor, Ltd. He served on the Board of Directors of Ameritrade Holdings Corporation from November 1996 to September 2002 and on the Board of Directors of the Rio Suite Hotel & Casino, Inc. from 1990 to 1998. Mr. Hartley was associated with Deloitte Haskins & Sells (now Deloitte & Touche LLP) from 1959 until his retirement in 1988 as area managing partner in charge of Las Vegas, Reno, Phoenix, and Tucson. Mr. Hartley, who obtained his degree in business from Ohio University in 1955, is a certified public accountant. He is active in many Las Vegas civic and charitable organizations.

Michael E. Luce, 54, has been a Director of the Company since August 10, 2000. Mr. Luce is currently President of the Walters Group, a Las Vegas-based holding company for diversified investments and business ventures in the areas of real estate and recreation. From 1991 to 1997, Mr. Luce was the Director of Finance for Bigelow Companies. Between 1985 and 1991, Mr. Luce was engaged in financial consulting and development in Nevada, Idaho and Hawaii. From 1981 to 1985, he was Vice President of Commercial Lending at Idaho Bank and Trust and from 1972 to 1981 he was a Commercial Loan Officer of First National Bank of Nevada in Reno, Nevada. Mr. Luce received a B.S. in Business Administration from the University of Nevada, Reno.

Anthony M. Marlon, M.D., 62, has been the Chief Executive Officer and a Director of the Company since its inception in 1984. In 2001, in connection with Erin MacDonald relinquishing her post as President and Chief Operating Officer, Dr. Marlon assumed the role of President and a large portion of Ms. MacDonald’s responsibilities. Dr. Marlon also served as President until 1994 and held similar executive positions with several of the Company’s predecessors dating back to 1972, the year of inception of the Company’s predecessor physician group. In those capacities, he organized and managed the Company’s predecessor physician group, ambulatory surgical facility, management company and Health Plan of Nevada, Inc. (“HPN”). Dr. Marlon has served on the board of the American Association of Health Plans since 1997. Dr. Marlon has served as Associate Professor of Medicine at the University of Nevada School of Medical Sciences since 1975 and held positions as Chief, Division of Cardiology, and Medical Director, Cardiac Rehabilitation, of University Medical Center of Southern Nevada from 1972 to 1985; Clinical Associate of the Department of Medicine at the University of Arizona from 1973 to 1979 and Clinical Associate Professor, Department of Medicine, Tulane University, New Orleans, from 1973 to 1977. Dr. Marlon is a board-certified specialist in internal medicine and cardiovascular diseases. In 1967, Dr. Marlon received his M.D. from State University of New York and completed his internship, residency and cardiology fellowship at Stanford University. In 1986, Dr. Marlon was appointed to the Federal Task Force on Long Term Health Care Policies by Dr. Otis R. Bowen, then Secretary of Health and Human Services. In July 1988, Dr. Marlon was appointed to the Board of Trustees of the Nevada Development Authority, a non-profit organization dedicated to the expansion and diversification of the southern Nevada business community.

Anthony L. Watson, 64, has been a director of the Company since March 1, 2000. He has been Chairman and Chief Executive Officer of the HIP Health Plan of New York (“HIP”) since 1991, and was the Executive Vice President of HIP from 1985 to 1990. In June 2000, Mr. Watson was named Chairman of the American Association of Health Plans and served in this position until January 2002. From 1966 to 1970, he was Supervising Public Health Advisor at the Center for Disease Control of the United States Department of Health, Education and Welfare. From 1970 to 1976, he was Deputy Director of the New York City Comprehensive Health Planning Agency. From 1976 to 1985, he was the executive Director of the Health Systems Agency of New York City. From 1972 to 1974, he also was an instructor in health planning at the Herbert J. Lehman College of the City of New York. Mr. Watson is currently chairman of the HIP Foundation, which provides overall strategic direction for the HIP system. In 1999, Mr. Watson was named by President Clinton to serve as a member of the National Bipartisan Commission on the Future of Medicare. Mr. Watson served as Chairman of the Board of Directors of HIP Health Plan of New Jersey from 1995 to 1999.

The Board of Directors recommends that the Company’s stockholders vote FOR the election of Thomas Y. Hartley, Michael E. Luce, Anthony M. Marlon, M.D. and Anthony L. Watson as Directors of the Company.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2006 ANNUAL MEETING

Albert L. Greene, 55, has been a Director of the Company since August 10, 2000. Mr. Greene is currently Chief Executive Officer of Hollywood Presbyterian Medical Center, formerly known as Queen of Angels-Hollywood, Presbyterian Medical Center, in Los Angeles, California. From 1998 to 2001, he served as Chairman of the Board and Chief Executive Officer of HealthCentral.com, a provider of healthcare e-commerce to consumers through a network of sites on the Internet. He also served as President of HealthCentral.com from July 1998 to November 2000. In October 2001, HealthCentral.com and its wholly-owned subsidiaries filed voluntary petitions for protection under the United States Bankruptcy Code. From May 1990 to February 1998, Mr. Greene served as President of Alta Bates Medical Center, a hospital in Berkeley, California. From January 1996 to July 1998, Mr. Greene simultaneously served as Chief Executive Officer of the East Bay Service Area of Sutter Health, a healthcare provider. Mr. Greene received a B.A. in Psychology from Ithaca College and an M.H.A. in Hospital Administration from the University of Michigan.

Erin E. MacDonald, 57, was a Director of the Company from 1992 to December 31, 2000 and was re-elected to the Board in May 2001. On February 9, 2001, Ms. MacDonald resigned her position as President and Chief Operating Officer of the Company and took a partial retirement. She remains with the Company on a part-time basis as its Chief of Staff. She was Senior Vice President of Operations of the Company from the end of 1992 until 1994 at which time she assumed the position of President and Chief Operating Officer. Ms. MacDonald has also served the Company in other capacities, including as Vice President of HMO Operations from 1984 to 1990; Vice President of HMO and Insurance Operations from 1990 to 1992; President of HPN from 1985 to 1992; President of Sierra Health and Life Insurance Company, Inc. (“SHL”), one of the Company’s insurance subsidiaries, from 1990 to 1992; and Director of the Company’s northern Nevada HMO from 1983 to 1984. From 1980 to 1983, Ms. MacDonald was the Operations Manager of the Company’s predecessor physician group. From 1995 to December 2000, Ms. MacDonald was a Director of CII Financial, Inc. (“CII”), a wholly-owned subsidiary of the Company.

William J. Raggio, 78, has been a Director of the Company since 1984. He has been a State Senator of Nevada since 1972, currently serving as Senate Majority Leader and Chairman of the Senate Finance Committee, and was National Chairman of the American Legislative Exchange Council in 1993. He is currently a Director of Archon Corporation, formerly known as Santa Fe Gaming Corporation, a corporation which operates The Pioneer Hotel and Casino in Laughlin, Nevada. Since 1991, Mr. Raggio has been a stockholder in the law firm of Jones-Vargas (formerly Vargas & Bartlett). He previously served as Washoe County, Nevada, District Attorney from 1958 to 1970 and was President of the National District Attorneys Association in 1967-1968. He was a senior partner in the law firm of Raggio, Wooster & Lindell, Ltd. from 1970 to 1991. Mr. Raggio also served as a Director of the Las Vegas Sands, Inc., which operates the Venetian Resort, Hotel & Casino, from November 1997 until March 31, 2000.

Charles L. Ruthe, 70, has been a Director of the Company and Chairman of the Board of Directors of HPN since 1984. He was also a member of the Board of Directors of one of the Company’s predecessors. Mr. Ruthe has been the owner since 1975 of Charles L. Ruthe and Associates, Inc., a real estate brokerage firm in Las Vegas, Nevada, and served as its President until 1988 at which time he assumed the position of Chairman of the Board. Mr. Ruthe held the position of Consultant to Boyd Gaming Corporation, a corporation which operates several Nevada hotel/casinos, from January 1997 to June 1999. From 1988 through 1996, he served as President and a Director of Boyd Gaming Corporation. From 1995 through 1996, he served as President and a Director of Boyd Development Corporation, a subsidiary of Boyd Gaming Corporation. He was a Director of First Interstate Bank of Nevada from 1979 to 1983, Vice Chairman of the Board of Directors of First Western Financial Corporation, the parent company of a savings and loan company, from 1985 to 1991, and was President of the Nevada State Chamber of Commerce in 1977. Mr. Ruthe served on the Board of Directors of Pioneer Citizens Bank of Nevada from January 1998 to November 1999.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The current executive officers of the Company, other than Dr. Marlon (who is described above), their respective ages and positions, and certain other information with respect to each of them, are set forth below:

Name	Age	Position
Jonathon W. Bunker	46	Senior Vice President, Managed Healthcare Division
Frank E. Collins	51	Senior Vice President, Legal and Administration and Secretary
William R. Godfrey	60	Executive Vice President, Administrative Services
Laurence S. Howard	49	Senior Vice President, Program Office
Michael A. Montalvo	60	Vice President, Customer Service
Paul H. Palmer	44	Senior Vice President, Chief Financial Officer and Treasurer
Marie H. Soldo	64	Executive Vice President, Government Affairs and Special Projects

Jonathon W. Bunker joined the Company in 1996 as Vice President, HMO and Insurance Operations and serves as President of HPN, SHL, and the Company’s administrative service subsidiary, Sierra Health-Care Options, Inc. In January 1997, as the result of an acquisition made by the Company, Mr. Bunker became President of Prime Holdings, Inc., as well as President of its four subsidiaries: Med One Health Plan, COU, Inc. (formerly M.E.G.A., Inc.), Prime Health, Inc., and Elias F. Ghanem, Ltd. Mr. Bunker served as President of Family Health Care Services, Family Home Hospice, Inc., and Sierra Home Medical Products, Inc. from February 1998 to February 2000. In March 2000, Mr. Bunker was appointed Senior Vice President, Managed Healthcare Division, which encompasses all of Sierra’s managed health care and group practice management operations, including responsibility for sales and marketing. Prior to joining the Company, he served as Vice President of John Alden Horizon Health from 1989 to 1996 and Vice President of Prime Health from 1988 to 1989. From 1984 to 1988, Mr. Bunker was Vice President of SHL. From 1982 to 1984, he was a Staff Accountant with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Bunker received his degree in accounting in 1982 from Utah State University.

Frank E. Collins joined the Company in 1986 as General Counsel and Secretary. In 1997, he was also appointed Executive Vice President. In 2001, in connection with the increased responsibilities he assumed as a result of Ms. MacDonald’s partial retirement, he was promoted to the position of Senior Vice President, Legal and Administration and Secretary. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance and HMO-related regulatory issues. Mr. Collins received his Juris Doctorate in 1979 from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association.

William R. Godfrey was with the Company when it began operations in 1984 as Vice President of Health Delivery Finance. He currently serves as Executive Vice President of Administrative Services and is responsible for directing the Company’s facilities and print-shop activities. In addition, Mr. Godfrey is responsible for overseeing all property development and construction as well as all commercial leasing for the Company and its subsidiaries. He previously served as the Controller of the Company’s predecessor physician group from 1974 to 1984. Mr. Godfrey received a B.S. from the U.S. Air Force Academy and a Masters of Science and Engineering from Arizona State University.

Laurence S. Howard joined the Company in 1986 as HMO Project Manager. From 1986 to 1987, he also served as Director of Operations for HPN. His other positions with the Company have been as Vice President and Chief Operating Officer of HPN and SHL from 1987 to 1990; Assistant Vice President, HMO and Insurance Operations, from 1990 to 1992; President of HPN and SHL from 1992 to 1996 as well as Vice President of HMO and Insurance Operations. From 1996 to February 2000, Mr. Howard served as

Senior Vice President of HMO and Insurance Operations. In March 2000, Mr. Howard was appointed Senior Vice President, Program Office and Information Technology.

Michael A. Montalvo joined the Company as Vice President of Marketing and Sales in 1993. In March 2000, Mr. Montalvo was appointed Vice President of Customer Service, which includes the day-to-day management of claims, member and group services and customer complaint resolutions. Prior to joining the Company, he held several positions, including Sales Director for The Travelers, an insurance company in southern California, from 1991 to 1993, and Senior Vice President for Managed Health Network, an employee assistance program and managed care mental health company, from 1990 to 1991. From 1986 to 1990, he was employed by Equicor, Inc., an employee benefits company, where he was in charge of the California sales and marketing efforts with respect to managed care indemnity, preferred provider organization and HMO products. From 1963 to 1986, Mr. Montalvo also held various positions with The Equitable Life Insurance Company, ultimately becoming the financial officer responsible for underwriting, contracts, proposals and management information systems for the western and west-central regions.

Paul H. Palmer joined the Company in 1993 as the Finance Director for one of the Company’s subsidiaries, Southwest Medical Associates, Inc. In 1994, he became the Assistant Vice President and Corporate Controller of the Company. In April 1998, Mr. Palmer was appointed Vice President, Finance, Acting Chief Financial Officer and Treasurer of the Company. In November 1998, he became the Chief Financial Officer and in May 2002, he was appointed Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Palmer was a Manager at Deloitte & Touche, LLP, where he worked from 1988 to 1993. Mr. Palmer received a Masters Degree in Business Administration and a Masters of Accountancy from Brigham Young University and is a certified public accountant.

Marie H. Soldo joined the Company in 1984 as Vice President of Planning and Development. In 1988, she was appointed Vice President of Government Affairs and Special Projects and in 1997, she was appointed Executive Vice President of Government Affairs and Special Projects. From 1981 to 1984, Ms. Soldo was a Branch Chief in the Division of Qualification, Office of Health Maintenance Organizations, United States Department of Health and Human Services in Rockville, Maryland. Her responsibilities included evaluating applications for HMO qualification and directing the development of qualification standards for HMO and other health plans seeking contracts with the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration). From 1978 to 1981, Ms. Soldo was a Regional HMO Program Consultant for the U.S. Department of Health and Human Services in San Francisco, California, where she was responsible for promoting HMO development, monitoring operations and funding developing HMOs in the region.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of the Board of Directors, in accordance with the corporation law of the State of Nevada and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Documents Establishing Our Corporate Governance

The Company has adopted a number of key documents that are the foundation of its corporate governance:

•       Corporate Governance Guidelines

•       Code of Ethics

•       Code of Ethics for Directors

•       Code of Conduct for Chief Executive Officer and Senior Financial Officers

•       Audit Committee Charter (a copy of the Charter is also attached to this Proxy Statement)

•       Nominating and Governance Committee Charter

•       Compensation Committee Charter

These documents and other important information on our governance are posted in the “Investors” section of the Sierra Health Services, Inc. website, and may be viewed at http://www.sierrahealth.com. We will also provide any of these documents in print to a stockholder who requests it. You may direct your request to the Senior Vice President, Legal and Administration, Sierra Health Services, Inc., P. O. Box 15645, Las Vegas, Nevada 89114-5645.

The Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The Board’s Corporate Governance Guidelines address a number of important governance issues such as:

•       Selection and monitoring of the performance of senior management;

•       Succession planning for senior management;

•       Qualifications for Board membership, including mandatory retirement for Board members upon completion of a term after attaining age 78;

•       Functioning of the Board, including the requirement for meetings of the independent Directors; and

•       Standards and procedures for determining independence of Directors.

The Board believes that the Corporate Governance Guidelines and other governance documents meet current requirements and reflect a high standard of corporate governance.

Independence of Directors

The foundation for the Company’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. The Board of Directors has adopted the following statement as of March 15, 2005:

“We have determined that the following Sierra Health Services, Inc. Directors are currently independent: Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson. Our determination of “independence” means that we find that each of those Directors has no material relationship with Sierra, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Those Directors meet the objective, categorical standards of independence set forth in our Corporate Governance Guidelines, except Mr. Raggio, as to whom we have considered his financial and business relationship to his law firm, and its very limited engagement by the Company, and concluded that those circumstances would not impair him in the exercise of his fiduciary duty of loyalty. Regarding Directors who serve as members of the Audit Committee, we find that each Director meets an additional high standard of independence, in that each of them has not, other than in his or her capacity as a member of the Board or Board committee, accepted directly or indirectly any consulting, advisory or compensatory fee from, or been an affiliated person of, Sierra Health Services, Inc. or any of its subsidiaries.”

The Board made its determination of independence in accordance with its Corporate Governance Guidelines, which specifies standards and a process for evaluating Director independence. The Guidelines provide:

•       A Director cannot be independent if he or she fails to meet the objective requirements as to “independence” under the New York Stock Exchange (“NYSE”) listing standards.

•       If a Director meets the objective NYSE standards, he or she will be deemed independent, absent unusual circumstances, if in the current year and the past three years the Director has had no related-party transaction or relationship with the Company or an “interlocking” relationship with another entity triggering disclosure under the SEC disclosure rules (such disclosure is required in the Company’s proxy statements).

•       If a Director who meets the objective NYSE independence requirements either has had a disclosable transaction or relationship or the Nominating and Governance Committee or the Senior Vice President, Legal and Administration request that the Board consider any other circumstances in determining the Director’s independence, the Board will make a subjective determination of independence.

The independence of Audit Committee members is determined in accordance with the higher applicable standards, referred to by the Board in its statement above.

To promote open discussion among the independent Directors, those Directors have met and will meet in 2005 in regularly scheduled executive sessions without management participation. Mr. Hartley serves as the Lead Director for purposes of these meetings.

Board of Directors

In accordance with the Bylaws, the Board of Directors has specified that the number of Directors will be set at eight. The Bylaws of the Company provide for two classes of Directors, as nearly equal in number as possible, with each class serving for a term of two years. At the 2005 Annual Meeting, the terms of Thomas Y. Hartley, Michael E. Luce, Anthony M. Marlon, M.D. and Anthony L. Watson will expire.

During the fiscal year ended December 31, 2004, the full Board of Directors held twelve meetings and the Independent Directors held two meetings. Each Director attended at least 91% of the aggregate of all meetings of the Board of Directors and meetings of committees of which the Director was a member.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, which held five meetings during the fiscal year ended December 31, 2004. The current members of the Audit Committee are Messrs. Greene, Hartley, Luce, Ruthe and Watson. Mr. Raggio stepped down from the Audit Committee at the time of the 2004 Annual Meeting. The Audit Committee is governed by a written charter, which is approved and annually adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended March 31, 2005, is attached to this Proxy Statement. As stated above, the Board of Directors has determined that, since the NYSE independence requirements became effective at the time of the Company’s 2004 Annual Meeting of Stockholders, the current members of the Audit Committee have met all applicable independence requirements, and that Mr. Hartley fulfills the requirements for being the Audit Committee financial expert. The principal functions of the Audit Committee are to 1) monitor the integrity of the Company’s financial reporting process; 2) review with management and the Company’s independent registered public accounting firm the scope, procedures and results of the various audits conducted during the year and related management policies; 3) discuss with management and the Company’s independent registered public accounting firm the Company’s annual financial statements; 4) approve fees paid to and the scope of services provided by the Company’s independent registered public accounting firm; and 5) monitor the independence and performance of the Company’s independent registered public accounting firm and internal audit department. In addition, the Audit Committee reviews the scope of work and findings of the Company’s internal audit department. The Audit Committee is the principal liaison between the Board of Directors and the Company’s independent registered public accounting firm.

The Board has a Compensation Committee, which held three meetings during the fiscal year ended December 31, 2004. For 2004, the members of the Company’s Compensation Committee were Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson, each of whom is an independent Director. The members of the subcommittee of the Compensation Committee, which made determinations regarding compensation intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code, were Messrs. Greene, Hartley, Luce, Ruthe and Watson. The principal function of the Compensation Committee is to make recommendations concerning the Company’s compensation programs, including the Company’s 1995 Long-Term Incentive Plan, the 1985 Employee Stock Purchase Plan and other bonus, benefit, and incentive plans.

The Board has a Nominating and Governance Committee, which held two meetings during 2004. For 2004, the members of the Company’s Nominating and Governance Committee were Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson, each of whom is an independent Director. The function of the Nominating and Governance Committee is to identify individuals who are qualified to become Board members, and recommend their nomination to the Board of Directors and to develop and recommend to the Board corporate governance guidelines, standards of conduct, and related policies, and monitor compliance with corporate governance requirements applicable to the Company.

The Charter of the Nominating and Governance Committee sets out criteria for the Committee to consider in evaluating candidates for election as Directors, which may be summarized as follows:

•       The candidate’s experience, education, expertise and skill, including in the areas of healthcare, finance and accounting and how this experience could help the Board perform its function and add to the diversity of viewpoints and wealth of knowledge of the Board;

•       The candidate’s independence, in the case of a non-employee Director Board seat;

•       The candidate’s commitment and ability to devote the time and effort necessary to serve;

•       The candidate’s character, judgment and reputation, and current and past affiliations, befitting a Director of a publicly-held company; and

•       In the case of an incumbent Director, his or her effectiveness in serving on the Board.

The Committee makes recommendations to the Board regarding the election or re-election of Directors in advance of each annual meeting, and at other times as vacancies may arise. The Committee considers candidates for Board membership suggested by its members, other Board members, management and stockholders. In 2004, the Nominating and Governance Committee adopted a policy governing the nominations process, which in summary provides:

•       Monitoring Board Membership.   The Committee monitors Board membership and potential vacancies, to ensure ongoing compliance with applicable independence rules and to keep the Board informed regarding issues of Board size and the need for expertise on Committees.

•       Director Qualifications.   The Committee will seek candidates to serve as Directors who meet the qualifications set out in its Charter and possess other qualifications identified by the Committee. The Committee has not established minimum qualification requirements for Directors. No limits apply to the number of boards of Directors (or board committees) a Director may serve on in addition to the Company’s Board and its committees, but the Committee assesses this as a factor in considering the candidate for nomination. No term limits will apply.

•       Incumbent Director Nominations.   Long-term service by Directors contributes to the success of the Company, as experienced Directors can be more effective, promote stability and consistent application of policies, and enhance the Board’s ability to work as a collective body. Therefore, incumbent Directors generally will be recommended for renomination if:

•        The incumbent Director has performed effectively in recent years and continues to substantially meet the qualifications for selection as Director;

•        Considering any substantial change in the Director’s personal circumstances (for example, a change of principal job responsibilities), the Director remains qualified and able to serve effectively as a Director; and

•        Continued service likely will enhance the stature and reputation of the Company.

•       Non-Incumbent Nominations.   In filling a vacancy, the Committee will:

•        Establish a search process, including determining whether to recommend appointment of an interim Director;

•        Review qualifications and determine if any special search criteria should apply;

•        Determine how the search will be conducted, including whether to use a recruitment firm;

•        Through a preliminary search, identify candidates who merit further inquiry;

•        Arrange and conduct interviews of a candidate, and invite the candidate to meet members of management; and

•        Submit its recommendation to the Board that a candidate be elected as a Director.

•       Stockholder Recommendations of Possible Candidates.   The Committee will consider recommendations made by stockholders of persons who may be Director nominees.

•        A stockholder recommendation submitted in accordance with the policy will be considered in the same manner as any other suggested candidate.

•        If at the time of submission there is no vacant Board seat and none anticipated, the recommendation will not be acted upon but will be retained and considered if a vacancy arises within six months. The existence of a recommendation will not change the standard of review of incumbent Directors.

•        A stockholder recommendation must be submitted in accordance with the following in order to be considered:

•       Timing:   For a vacancy to be filled at an Annual Meeting of Stockholders, the deadline for submission of a Stockholder Recommendation shall be 120 days before the anniversary of the mailing of the proxy statement for the latest Annual Meeting. This deadline is coordinated with the deadline imposed by the SEC for stockholder proposals and certain other stockholder actions. In case of vacancies to be filled other than at an Annual Meeting, a stockholder recommendation received less than 15 days before the Committee makes its initial review of candidates will not be timely.

•       Stockholder recommendations must be submitted in writing to the Company’s Secretary, Sierra Health Services, Inc., P. O. Box 15645, Las Vegas, Nevada 89114-5645.

•       Such a submission shall include information showing that the stockholder would qualify to submit a stockholder proposal for publication in the proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, including confirmation that the stockholder has held the requisite amount of Company securities for the one-year period through the date of submission. Both the stockholder and the Company will conform to procedures under Rule 14a-8 treating the stockholder recommendation as a stockholder proposal, except that no submissions shall be made to the SEC.

•       The submission shall include the following, or a reasonable, detailed explanation of why the submitting stockholder could not provide the required information:

•       The biographical information regarding the recommended person that would be disclosable under Item 401 of SEC Regulation S-K and information that would be disclosable regarding a related-party transaction or relationship under Item 404 of SEC Regulation S-K;

•       Information as to the recommended person’s beneficial ownership of Company securities;

•       The written consent of the recommended person stating a willingness to serve if elected or appointed and giving consent to the Company to perform a background check;

•       Information explaining how the recommended person likely meets the published Director qualifications criteria and otherwise could further the success of the Company by serving as a Director; and

•       Whether the stockholder consents to be named in proxy materials as having submitted the stockholder recommendation.

How to Contact the Board and its Committees

We have established a process by which stockholders can contact our Board of Directors, the Lead Director, the non-management Directors as a group, or any committee of the Board of Directors. To contact any of these parties, you can send an email to communications@sierrahealth.com, or write to the following address:

Board of Directors
Sierra Health Services, Inc.
c/o Audit Committee
2724 North Tenaya Way
Las Vegas, NV 89128 (overnight mail)

or

Board of Directors
Sierra Health Services, Inc.
c/o Lead Director
P. O. Box 15645
Las Vegas, NV 89114-5645 (regular mail)

•       All concerns and complaints will be received and processed by the Sierra Health Services Corporate Compliance Officer and/or the Company’s Assistant Vice President of Internal Audit.

•       Any communications that such officers deemed to be credible and to contain substantive allegations will be reported to the Lead Director and to the Chair of the Audit Committee.

•       Priority will be assigned to communications involving an allegation of a threat to a person, property or the environment, and to ongoing or time-sensitive issues.

•       If you have provided your name, or have received a control number to permit anonymous or confidential treatment, you will receive a response to your communication, by telephone or in writing.

•       The Lead Director or Chair of the Audit Committee will decide whether to forward your communication to other Directors, including the non-management Directors, taking into account the substance of your communication and any request you may have made regarding such dissemination.

To enable Directors to attend the Annual Meeting of Stockholders, the Board has established a practice of scheduling a regular Board meeting to coincide with the Annual Meeting. In 2004, all Directors attended the Annual Meeting of Stockholders.

The following Compensation Committee Report on Executive Compensation, Audit Committee Report and Comparative Stock Performance Graph shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference into such filing.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”), which is composed entirely of non-employee Directors who the Board has determined to be independent, operates under a Charter adopted by the Board of Directors. The Charter assigns responsibility to our Committee to develop and make recommendations to the Board with respect to the Company’s compensation policies. In addition, we have the authority to determine the compensation to be paid to the Chief Executive Officer and the Company’s other executive officers. In some cases, compensation decisions with respect to the

Chief Executive Officer and certain other executive officers were subject to the approval of a subcommittee of our Committee, the five members of which all qualify as “outside Directors” for purposes of Section 162(m) of the Internal Revenue Code (discussed below). References to the Committee in this Report include actions relating to 2004 compensation that were authorized by the subcommittee.

The fundamental objectives of the Company’s executive compensation programs are: 1) to attract and retain superior individuals critical to the long-term success of the Company; 2) to promote the achievement of the Company’s annual and long-term strategic goals; 3) to reward performance; and 4) to tie executives’ interests to the success of the Company to further encourage their efforts to increase value to stockholders.

To meet these objectives, the Company’s executive compensation program currently is structured to include base salary, annual bonus, long-term incentive compensation in the form of stock options and/or RSUs, and certain retirement, severance, insurance and other benefits. In addition, executives participate in various other benefit programs that are generally available to all employees of the Company, including medical, retirement and employee stock purchase plans. In addition, our Committee may make discretionary bonus awards from time to time in recognition of specific accomplishments.

Total Compensation Levels and Related Committee Determinations

Our Committee intends that an executive officer’s targeted compensation will represent competitive compensation as compared to organizations that compete with the Company for executive talent. In this way, the Company’s executive compensation program can promote long-term service by executives, reduce the risk that talented and experienced executives will be recruited away from the Company, and reward outstanding performance. To accomplish this, we generally intend that total direct compensation, payable for achievement of target levels of performance, will be competitive within an average range of compensation payable by comparable companies for comparable positions, with the understanding that performance-based incentive compensation, particularly long-term incentive compensation tied to the value of Common Stock, will have the potential to provide above-average compensation when performance exceeds competitive levels. However, with respect to the Chairman of the Board and Chief Executive Officer and President, whose role and performance is critical to the Company, we have set targeted total direct compensation at substantially above average levels. As discussed below, we have taken this approach in view of the CEO’s sustained excellence in leading the Company since its founding, and in particular in view of the outstanding results achieved by the Company in the past three years. This strong performance has resulted in sharply increased performance targets in successive years in this three-year period.

Companies used for comparison purposes in setting compensation are not necessarily the same companies used in the performance graph appearing below in this Proxy Statement. The Company from time to time engages the services of a nationally recognized compensation consulting firm to review its executive compensation program and to survey comparable healthcare companies and published industry averages to help us assess the implementation of its policies.

In addition to determining appropriate targeted levels of total direct compensation, we make other key determinations that affect direct compensation, including:

•       The amount of additional compensation that should be paid for performance that exeeds targeted levels to provide an incentive for outstanding performance;

•       The reduced rates of payment of compensation for performance less than targeted levels;

•       The nature of the performance goals and levels of performance set as targets;

•       The allocation of total direct compensation between salary, annual incentive and long-term incentives; and

•       The form in which long-term incentives will be granted.

We consider information concerning the comparator companies in making some of these decisions, particularly in assessing the appropriate levels of the different components of compensation. However, our determination of the performance goals we use in our program is driven largely by our assessment, together with the Board, of our own business strategy. We make many of our decisions on compensation for a given year before the year begins or early in the year. In this way, we can set performance goals for executives to achieve in the upcoming year, with actual performance in that year to control the amount of compensation earned.

Cash Compensation

Each year, our Committee reviews the Chief Executive Officer’s base salary and sets the amount. From time to time but not necessarily every year, we ask a compensation consultant to perform an in-depth study and market analysis of the Chief Executive Officer’s total compensation and elements thereof. For other executive officers, we may have a consultant prepare a study and market analysis or review market information developed from other sources relating to specific executive positions. For executive officers other than the Chief Executive Officer, we review such data and consider the recommendation of the Chief Executive Officer in setting the salaries. This determination is a subjective one, giving weight to the ongoing performance of the Company and appropriateness of increases to the salaries of the Company’s leaders. We confer with the Chief Executive Officer closely in assessing each officer’s individual performance, as well as regarding the achievement of Company and individual goals. For all executives, we also consider the Company’s policy governing annual “merit” salary increases for employees generally.

For 2004, our Committee determined to maintain the Chief Executive Officer’s base salary at $1 million per year, the same level as in 2003. Late in 2004, the Committee determined to increase this salary for 2005 to $1.5 million in view of the Company’s significant turnaround in 2001 through 2004, particularly the dramatic increase in earnings. We authorized an increase in the salary of one other named executive officer during 2004 and increased the salaries of two other named executive officers for 2005, in light of the salary growth in the competitive external market, job responsibilities and long-term performance by the individuals.

The annual incentive bonus payment for the Chief Executive Officer and the other executive officers under the Company’s Management Incentive Compensation Plan is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing stockholder value. For 2004, our Committee determined that annual incentive bonuses would be payable based on achievement of a targeted level of earnings per share, with additional and varying performance measures specified for each executive officer. Among these other performance measures were increases in cash flow and earnings, improved financial ratios and increased total stockholder return. The performance measures for executive officers responsible for particular business units are closely tied to the results of those business units. For this purpose, earnings per share were to be measured excluding certain other charges, including non-operating and unusual charges. Achievement of the targeted earnings level was necessary in order to fund the bonus pool, from which annual incentive bonuses would be paid out. Based on job position, eligible employees are placed into specific categories, each of which is entitled to a payout from the bonus pool up to a maximum amount, expressed as a percentage of base salary. The target annual incentive for the Chief Executive Officer represents a higher percentage of base salary than that for other executive officers, consistent with our view that Company performance more closely reflects the Chief Executive Officer’s individual performance. We authorized a potential target bonus of 100% of base salary for the Chief Executive Officer and amounts ranging from 50% to 90% of base salary for other eligible executive officers, with higher levels of payout authorized for above-target performance up to a maximum of 275% of the target bonus. In 2004, the Company’s earnings per share, as adjusted, substantially exceeded the target level, so that the annual incentive pool became funded. In addition, other performance measures were met at high levels as well, particularly relating to increasing cashflows and earnings, and increases in stockholder value and customer satisfaction. Accordingly, the annual incentive bonuses paid to named executive officers and other eligible employees under the bonus program generally were at the high end of the authorized ranges because of above-target performance, subject to variation based on the performance of the business unit for which an executive had responsibility. In 2004, the Company negotiated revisions to its non-competition agreements with executive officers. A portion of the annual bonus payable to each executive officer was the consideration for his or her agreement to the revised non-competition covenant, and, therefore, the executive officer was required to agree to the covenant as a condition of payment of that portion of the bonus.

Our Committee has retained authority to grant bonuses apart from the Management Incentive Compensation Plan described above. With respect to executives other than the Chief Executive Officer, we have authorized the Chief Executive Officer to make recommendations regarding such bonuses. In years in which there remains unallocated amounts in the bonus pool resulting from performance in excess of targeted levels, or accruals for special projects, such bonuses may be paid to those employees who have demonstrated a high level of service, particularly in projects requiring extraordinary efforts of management or projects which result in non-budgeted profitable earnings. In 2004, project pay bonuses were awarded to executive officers and other employees for successful completion of negotiation of a favorable amended credit agreement, compliance with stringent accounting requirements under the Sarbanes-Oxley Act of 2002, successful oversight of the wind-down of Sierra Military Health Services and the closing and disposition of a business unit and other strategic initiatives. These bonuses have been an effective means of achieving important corporate goals, particularly in addressing challenges that required extraordinary efforts and time commitments by executives and key employees. Project bonuses for 2004 were paid to the four named executive officers, other than the Chief Executive Officer, ranging up to $334,000.

Stock-Based Compensation

The long-term stock-based incentive plans offered by the Company are designed to tie the officers’ interests directly to those of the stockholders. As stated above, we intend that such plans will provide compensation opportunities, resulting from growth in share value, that are potentially above industry averages. For 2004, such long-term incentives were provided under the stockholder-approved provisions of the amended and restated 1995 Long-Term Incentive Plan (the “1995 Plan”). The 1995 Plan authorizes our Committee to use a range of long-term incentive devices to motivate, attract, and retain high quality executive talent. For 2004, our Committee granted performance-based RSUs to senior executives and stock options to other executives and employees. We reached the conclusion to grant RSUs as a long-term incentive after considering the pending changes to accounting rules for options, industry trends shifting away from options to full-value awards, reduced levels of dilution and overhang, our ability to qualify the RSUs for full tax-deductibility under Code Section 162(m), and the fact that RSUs are economically equivalent to share ownership and therefore directly align the interests of executives with the interests of stockholders. In this regard, we required achievement of earnings per share performance goals in 2004 as well as service-based vesting during 2004 for the RSUs, but required an additional holding period of three years from the date of grant. We concluded to grant options to other executives and employees based on our view that options have been a significant incentive driving high performance in the Company, and do so at a lower cost than some other types of awards. The number of shares subject to option grants to other executives and employees represented a substantial decrease from the levels of the previous year. The options granted in 2004 became vested on December 30, 2004.

Our Committee generally seeks to grant equity awards to executive officers based on its assessment of the appropriate target level of total direct compensation for the executive and the corresponding value of the long-term compensation component, bearing in mind the objective to weight long-term compensation more heavily and provide an opportunity for above-average compensation to flow from above-average Company performance. To assess equity awards as a component of total compensation, RSUs are valued based on current market prices of common stock, although we generally apply a discount in this valuation to reflect the vesting and additional holding period of the RSUs, which are factors that reduce value in relation to the trading prices of shares freely transferable in the public markets. With respect to options, we rely in part on accepted option valuation methodologies in assessing the value of options as a component of total direct compensation. We consider other factors as well in making grants, including the individual’s past and current performance, compliance with stock ownership requirements under the Executive Stock Ownership Program and other subjective factors. We generally do not assign any particular weighting to these considerations. The value of equity grants as a component of the executive officers’ total compensation for 2004 is generally higher than in 2003, based on the good performance of the Company—which is reflected in relatively high market prices for Company stock—and our assessment of the strength of the job performances by the individual executives.

The Executive Stock Ownership Program, which began in 1995, requires that certain stock ownership levels be reached and maintained by executive officers of the Company. Ownership requirements are determined by the executive’s base salary at date of hire or promotion date. Once the initial goal is met after three years, the executive’s ownership requirement is modified annually to tie it to his/her next year’s salary and then-current market prices of Company stock. Longer time periods are allowed for executives to reach required ownership levels if the levels rise due to large stock price movements. Executives, other than the Chief Executive Officer, are required to acquire stock or hold vested stock options equal in value to the executive’s targeted salary. The Chief Executive Officer is required to maintain stock ownership (determined on the same basis) equal in value to four times his target salary.

Other Benefits

As discussed above, the Committee intends that the level of Company benefits be in line with those of comparable publicly traded companies. During 2004, we approved a two-year extension of the executives’ employment agreements, which provide severance terms and protections in the event of a change in control. Otherwise, the scope of the benefit programs for executives in 2004 was not materially changed from the prior year.

Chief Executive Officer Compensation

For 2004, we did not increase the Chief Executive Officer’s base salary as compared to 2003. We have, however, authorized an increase for 2005, from $1 million to $1.5 million, for reasons discussed above. We maintained the target annual bonus of 100% of the CEO’s salary based on operating income, subject to meeting a specified earnings per share target and upward adjustment if such target and other financial and operating goals were exceeded. Because the Company’s earnings per share goals were exceeded by over 18%, and in view of other financial performance achieved by the Company, we recommended that an annual bonus award be made to the CEO for the year 2004 in the amount of $2,750,000, which was 275% of his authorized target bonus. Of this amount, we required the CEO to agree to an amendment to the non-competition covenant enhancing the Company’s ability to transfer the covenant to a third party as a condition to payment of $250,000 of the bonus.

In addition to earnings per share performance, the other financial performance measures we considered in approving the CEO’s bonus were as follows:

•       Net income exceeded plan target levels by approximately 18%, or over $18 million;

•       Operating cash flows exceeded 2003 levels by approximately 10% for the year;

•       Company performance was good with respect to annual objectives relating to quality of care and quality of service, reduction in voluntary employee turnover and compliance with government contract requirements;

•       The goal with respect to growth in commercial membership was exceeded; and

•       Other financial measures were very positive, including stock price and fully diluted earnings per share.

Regarding the CEO, we consider total stockholder return to be an important measure of job effectiveness. As indicated in the accompanying performance graph, the total stockholder return for the past five years has been 55% (annualized), an exceptional record of leadership.

As discussed above, in 2004 the Committee concluded to pay long-term incentive compensation to the Chief Executive Officer in the form of performance-based RSUs. We granted 40,000 RSUs to the CEO in May 2004, which required achievement of earning per share goals in the remainder of 2004. These goals were substantially exceeded, and the RSUs became vested in part at the end of 2004 and in part in early 2005. The RSUs must be held for three years from the date of grant before they will be settled by delivery of one share for each RSU, subject to accelerated settlement in certain cases (including a change in control). Our considerations in making this grant are discussed above.

The tables which follow, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Tax Deductibility of Compensation Under Code Section 162(m)

In implementing the Company’s compensation programs, our general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code. Section 162(m), under certain circumstances, disallows a public company’s tax deduction for certain compensation paid to the chief executive officer and the four other most highly compensated executive officers serving at year-end to the extent that compensation exceeds $1 million in any tax year. Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap, and therefore remains fully tax deductible. The Committee has taken steps so that annual incentive compensation, stock options and RSUs granted to senior executive officers are subject to performance conditions and can qualify as “performance-based” compensation and, therefore, be fully deductible by the Company. The regulations under Section 162(m) impose a number of technical requirements in order for such compensation to qualify as “performance-based.” In addition, some forms of compensation, such as salary and RSUs with only service-based vesting conditions (i.e., not performance-based), do not currently qualify as “performance-based” compensation. There can be no assurance that compensation in excess of $1 million paid to any executive officer will be fully tax deductible under Section 162(m). In this regard, a small portion of the compensation paid to the CEO for 2004 was non-deductible under Section 162(m). Preserving deductibility under Section 162(m) is only one of the Committee’s considerations in implementing the Company’s executive compensation program, and generally is not the most important consideration. The Committee (or the Board of Directors) may conclude that compliance with Section 162(m) in connection with any component of compensation interferes with more important objectives of the Company or imposes burdens or costs that outweigh the benefit of preserving full tax deductibility under Section 162(m).

CHARLES L. RUTHE, CHAIRMAN, COMPENSATION COMMITTEE
ALBERT L. GREENE
THOMAS Y. HARTLEY
MICHAEL E. LUCE
WILLIAM J. RAGGIO
ANTHONY L. WATSON

Audit Committee Report

The Audit Committee of the Board of Directors (the “Audit Committee”) reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has the sole authority to retain, and set compensation and retention terms for, terminate, oversee, and evaluate the work of the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee operates under a written charter, which was amended and adopted by the Board of Directors on March 31, 2005, a copy of which is attached to this Proxy Statement as Exhibit A. The Company’s Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the New York Stock Exchange’s current listing standards.

Management is responsible for the Company’s financial reporting process including its system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP is responsible for expressing an opinion based upon their audits of the consolidated financial statements, on management’s assessment that the Company maintained effective internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting. The responsibility of the Audit Committee is to oversee these processes. It is not the duty or the responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

The Audit Committee has adopted policies and procedures for pre-approval of all audit and permissible non-audit engagements of the independent registered public accounting firm and the related fees. Under the policy, prior to the engagement of the independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each audit and permissible non-audit engagements to the Audit Committee for approval. The fees are budgeted and the Audit Committee receives periodic reports from management and the independent registered public accounting firm on actual fees versus the budget by type of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the pre-approved budget. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee has met and held discussions with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and that the Company maintained effective internal control over financial reporting, and the Audit Committee has reviewed and discussed the audited consolidated financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting with management and Deloitte & Touche LLP. Therefore, the Audit Committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and that the Company maintained effective internal control over financial reporting and on the representations of Deloitte & Touche LLP included in their reports on the Company’s financial statements, management’s assessment that the Company maintained effective internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions with management and Deloitte & Touche LLP do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the Company maintained effective internal control over financial reporting, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that Deloitte & Touche LLP, as represented to the Audit Committee, is in fact “independent.”

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Deloitte & Touche LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee reviewed the audit and non-audit fees paid to Deloitte & Touche LLP and also considered whether non-audit services performed by Deloitte & Touche LLP were compatible in maintaining the auditor’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

CHARLES L. RUTHE, CHAIRMAN, AUDIT COMMITTEE
ALBERT L. GREENE
THOMAS Y. HARTLEY
MICHAEL E. LUCE
ANTHONY L. WATSON

Independent Registered Public Accounting Firm

The accounting firm of Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the years ended December 31, 2004 and 2003.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed to the Company for services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) which includes Deloitte Consulting, for the 2004 and 2003 fiscal years.

	2004	2003
Audit fees(1)	$1,133,000	$948,000
Audit-related fees(2)	155,000	55,000
Tax fees(3)	101,000	60,000
All other fees(4)	0	6,000
Total	$1,389,000	$1,069,000

(1)          Audit fees consist of the audit of our annual financial statements, the review of quarterly financial statements, services rendered in connection with registration of securities and related comfort letters, consents related to SEC registration statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and financial audits of subsidiaries. In 2004, the audit fees also included fees for professional services rendered for the audit of (i) management’s assessment that the Company maintained effective internal control over financial reporting, and (ii) the effectiveness of the Company’s internal control over financial reporting.

(2)          Audit-related fees consist principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting, including services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations, and fees for audits of employee benefit plans and consultations on accounting standards and transactions.

(3)          Tax fees consist principally of assistance with tax compliance, tax advice and tax planning. Tax compliance and tax preparation, which includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, claims for refunds and tax payment-planning services, represented 67% and 53% of the total 2004 and 2003 tax fees, respectively.

(4)          All other fees for 2003 consisted principally of fees for training. There were no fees paid to Deloitte Consulting during the years ended December 31, 2004 or 2003.

The Audit Committee Charter sets forth the Company’s policy regarding retention of the independent registered public accounting firm, requiring the Audit Committee to review and approve in advance the retention of the independent registered public accounting firm for the performance of all audit and lawfully permitted non-audit services. The Chair of the Committee, or in the absence of the Chair, any member of the Committee designated by the Chair, has authority to approve in advance any lawfully permitted non-audit services. The Committee is authorized to establish other policies and procedures for the pre-approval of such services. Where non-audit services are approved under delegated authority, the action must be reported to the full Committee at its next regularly scheduled meeting. All of the audit-related fees, tax fees or other fees shown in the table above were approved pursuant to the Committee’s preapproval process, as such process was in effect at the time of the approval of the particular fee.

The Audit Committee has considered the compatibility of non-audit services performed by Deloitte with the auditors’ independence. The Committee has concluded that the provision of non-audit services by Deloitte is compatible with that firm maintaining its independence from the Company and its management.

COMPARATIVE STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a group of peer companies over the same period (the “2004 Peer Group”) (assuming the investment of $100 in the Company’s Common Stock, the S&P 500 Index, and the 2004 Peer Group on December 31, 1999, and reinvestment of all dividends).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SIERRA HEALTH SERVICES, INC., THE S&P 500 INDEX
AND A PEER GROUP

*                    $100 invested on 12/31/99 in stock or index—including reinvestments of dividends. Fiscal year ending December 31.

Sierra Health Services—NYSE

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
SIERRA HEALTH SERVICES, INC.	100.00	56.82	121.11	179.58	410.44	824.01
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
PEER GROUP	100.00	150.18	121.86	145.74	268.08	334.16

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

The 2004 Peer Group consists of: Coventry Healthcare, Inc., Health Net, Inc., Humana Inc., and Pacificare Health Systems, Inc., and is the same as the 2003, 2002 and 2001 Peer Groups. In January 2004 and July 2004, UnitedHealth Group, Inc. acquired Mid Atlantic Medical Services, Inc. and Oxford Health Plans, Inc., respectively, which previously had been a part of the Peer Group.

Compensation of Executive Officers

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002, of (a) the Chief Executive Officer and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer (hereinafter collectively referred to as the “named executives”):

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)		Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Award(s) ($)(2)	Securities Underlying Options/SARs (#)(3)	All Other Compensation ($)(4)
Anthony M. Marlon, M.D.	2004	1,000,002	2,750,000	1,628,400	—	9,423
Chairman, Chief Executive	2003	995,246	2,035,000	—	82,500	8,948
Officer & President	2002	876,364	1,663,650	—	75,000	92,883	(5)
Jonathon W. Bunker	2004	351,894	1,000,000	1,221,300	—	8,691
Senior Vice President,	2003	317,172	590,100	—	47,500	11,951
Managed Healthcare Div.	2002	309,002	338,700	—	40,000	25,675	(5)
Frank E. Collins	2004	302,119	967,900	814,200	—	10,300
Senior Vice President,	2003	298,602	565,000	—	47,500	10,337
Legal & Administration & Secretary	2002	290,922	275,250	—	40,000	31,087	(5)
Michael A. Montalvo	2004	248,530	310,100	—	3,500	9,832
Vice President,	2003	246,705	206,400	—	17,500	10,117
Customer Service	2002	240,352	170,000	—	12,500	11,425	(5)
Paul H. Palmer	2004	274,617	896,500	814,200	—	9,505
Senior Vice President,	2003	272,002	525,800	—	47,500	10,746
Chief Financial Officer & Treasurer	2002	251,693	254,200	—	40,000	36,178	(5)

(1)          Amounts shown include cash compensation earned and received by the named executives as well as amounts earned but deferred at the election of those officers. Bonus amounts earned in a given fiscal year are included in that fiscal year even if paid in the following year. In accordance with SEC disclosure rules, the table does not include the value of perquisites for executives which, in a given year, total less than the lesser of 10% of salary plus bonus or $50,000; excluded amounts for 2004 are: Dr. Marlon, $31,329; Mr. Bunker, $4,622; Mr. Collins, $24,505; Mr. Montalvo $0; and Mr. Palmer, $28,288.

(2)          The following table shows the RSUs awarded to named executive officers and the number of RSUs that remained subject to a risk of forfeiture at December 31, 2004:

			Total Unvested RSUs at
	RSUs Awarded	Per Share Value at	December 31, 2004
Name	for 2004 (#)	Grant Date ($)	Number (#)	Value ($)
Anthony M. Marlon, M.D.	40,000	40.71	26,667	1,469,618
Jonathon W. Bunker	30,000	40.71	20,000	1,102,200
Frank E. Collins	20,000	40.71	13,333	734,782
Paul H. Palmer	20,000	40.71	13,333	734,782

RSUs awarded for 2004 are subject to a risk of forfeiture upon termination of employment in certain circumstances until they become vested, which occurred as to one-third of the RSUs on December 19, 2004 and two-thirds of the RSUs on January 5, 2005. The RSUs generally would become vested on an accelerated basis upon a change in control of the Company. The RSUs are subject to mandatory deferral of settlement until May 20, 2007. RSUs are to be credited with dividend equivalents equal to dividends (if any) paid on Common Stock, which, unless otherwise determined by the Compensation Committee, would be deemed reinvested in additional RSUs and would be subject to the same risk of forfeiture as the underlying RSUs.

(3)          The numbers represent shares underlying options. No stock appreciation rights (“SARs”) were granted or outstanding during the periods covered by the table.

(4)          Amounts in this column were contributed by the Company under the Profit Sharing/401(k) Plan and Trust (the “401(k) Plan”), a defined contribution retirement plan available to the Company’s employees. In accordance with applicable SEC disclosure rules, this table excludes earnings on and other changes in the value of deferred compensation which were neither above-market nor preferential. Named executive officers have non-qualifed deferred compensation invested on a notional basis in various investments. The earnings on and other change in value of the named executives’ non-Common Stock notional investments of non-qualified deferred compensation during 2004 were as follows: Mr. Collins, $19,533; Mr. Palmer, $5,009; and Mr. Montalvo, $5,988. In accordance with SEC disclosure rules, this table excludes increases in the value of retirement benefits under the Company’s defined benefit retirement plans. See page 28 below.

(5)          This amount includes compensation from a split-dollar life insurance policy as follows: Dr. Marlon, $84,483; Mr. Bunker, $17,498; Mr. Collins, $22,735; Mr. Montalvo, $3,292 and Mr. Palmer, $28,357.

Stock Options

The following table contains information concerning the grants of stock options to the named executives during fiscal year 2004:

OPTION/SAR GRANTS IN FISCAL YEAR 2004

	Individual Grants(1)					Potential Realizable Value at Assumed
	Number of		% of Total			Annual Rates of
	Securities		Options/SARs			Stock Price
	Underlying		Granted to	Exercise or		Appreciation
	Options/SARs		Employees in	Base Price	Expiration	for Option Term
Name	Granted(#)		2004	($/Share)	Date	5%($)	10%($)
Anthony M. Marlon, M.D.	0
Jonathon W. Bunker	0
Frank E. Collins	0
Michael A. Montalvo	3,500	(2)(3)	4.68%	40.71	5/19/2009	39,342	86,929
Paul H. Palmer	0

(1)          All options were granted at an exercise price equal to the fair market value of the Company’s Common Stock on the option grant date. The exercise price may be paid by the optionee in cash or, if permitted by the Compensation Committee or subcommittee, by surrender of unrestricted shares of the Company’s Common Stock (at their fair market value on the date of exercise).

(2)          These options were granted on May 20, 2004, became vested and exercisable in full on December 30, 2004, and will expire not later than five years after grant.

(3)          All awards were non-qualified stock options granted pursuant to the Company’s 1995 Long-Term Incentive Plan. No stock appreciation rights were granted with the above awards. Upon a change in control of the Company, as defined in the 1995 Plan, the vesting of the options will be automatically accelerated; provided, however, that the Compensation Committee may exclude a change in control transaction from such acceleration and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above will terminate and may no longer be exercised if the respective optionee ceases to be an employee or Director of the Company, except post-termination exercise periods are specified in the case of death, disability, or other involuntary termination other than termination for “cause.” The options, together with a portion of the gains realized upon exercise of the options during a specified period, will be subject to forfeiture if the optionee engages in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in litigation. Cashless withholding to satisfy tax obligations may be permitted by the Compensation Committee.

Option Exercises and Holdings

The following table provides information with respect to the named executives concerning the exercise of options during the fiscal year ended December 31, 2004 and unexercised options held as of December 31, 2004:

Aggregated Option/SAR Exercises in Fiscal Year 2004 and Year-End Option Values

			Number of Securities Underlying Unexercised Options/SARs at	Value of Unexercised In-the-Money Options/SARs at
	Shares		FY-End(#)	FY-End($)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise(#)	Realized($)	Unexercisable(1)	Unexercisable(1)(2)
Anthony M. Marlon, M.D.	328,000	10,610,873	226,772/128,000	10,824,511/6,086,780
Jonathon W. Bunker	128,676	4,663,417	26,666/78,958	1,195,170/3,634,315
Frank E. Collins	169,209	5,709,946	18,333/83,958	837,552/3,891,115
Michael A. Montalvo	43,542	1,377,520	12,667/27,291	462,398/1,252,467
Paul H. Palmer	152,300	4,724,364	15,992/78,958	701,660/3,634,315

(1)          None of the options exercised in this table were issued with SARs.

(2)          Based on the closing price of the Common Stock on December 31, 2004 of $55.11 minus the exercise price of the option.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The term of employment covered by employment agreements is five years for the Chief Executive Officer, and ranges from two to five years for other executive officers. During 2004, the Company authorized the extension of the term of employment under these employment agreements to December 31, 2007. Under the agreements, an executive may voluntarily terminate employment upon 60 days notice. The Company may terminate an executive’s employment, with or without cause, in accordance with the Company’s usual policies and procedures. The agreements provide that, in the event of a termination by the Company without cause, a severance payment will be paid in the amount of 24 months salary to the Chief Executive Officer, and amounts up to 18 months salary to other executives. In addition, in the case of any termination of employment other than for cause, the Company will generally provide health care benefits for a period equal to the length of the executive’s service or until the executive is eligible for Medicare, whichever occurs first. The agreements provide that, for senior executives, a disability must continue for a specified period of time, up to a maximum of 12 months, before the Company may terminate an executive’s employment. In the event of a change in control of the Company, the Chief Executive Officer will be entitled to terminate employment and receive a payment equal to four times his salary and target annual incentive. For executives other than the Chief Executive Officer and the Chief of Staff, if a change in control is not approved by the Board of Directors, or if a change in control is approved by the Board but, within two years after the change in control, the executive is terminated without cause, demoted, provided reduced compensation or required to relocate, the executive will be entitled to receive a payment equal to a multiple of salary and target annual incentive compensation. Such multiple will be approximately three in the case of senior executives, and lower multiples for less senior executives. In addition, if “golden parachute” excise taxes apply to compensation paid by the Company, the Company will provide a gross-up payment sufficient to cause the after-tax value of the compensation and the gross-up payment to the executive to be the same as if no such excise tax had applied. The employment agreements contemplate annual adjustments in compensation based on job duties, performance goals and objectives, and other reasonable standards deemed appropriate by the Compensation Committee. The agreements restrict each executive’s use and disclosure of confidential information, interference with the Company’s business relationships and competition with the Company, including an agreement that, for a one-year period following any termination of employment, the executive is prohibited from working for any competitor which operates in Nevada. During 2004, the Company secured the agreement of executives that the Company could assign this non-competition covenant to a third party.

As described in footnote 3 to the table entitled Option/SAR Grants In Fiscal Year 2004, the exercisability of options granted to named executives is accelerated in the event of certain changes in control of the Company.

Supplemental Executive Retirement Plan

The following table shows the approximate amounts of annual retirement income that would be payable under the Supplemental Executive Retirement Plan (the “Supplemental Plan”) to executives covered by it, based on various assumptions as to final average compensation and years of service, assuming benefits are paid out over 15 years and assumptions as to the balances of defined contribution accounts which are offsets that reduce the benefit levels under the Supplemental Plan:

Final Average	Estimated Annual Benefits Based on Credited Years of Service of
Compensation	5 Years	10 Years	15 Years	20 Years	30 Years
$ 200,000	34,500	63,750	100,000	133,333	133,333
400,000	69,000	127,500	200,000	266,667	266,667
600,000	103,500	191,250	300,000	400,000	400,000
900,000	155,250	286,875	450,000	600,000	600,000
1,200,000	207,000	382,500	618,750	825,000	825,000
1,800,000	310,500	573,750	696,094	928,125	928,125
2,400,000	414,000	765,000	928,125	1,237,500	1,237,500
2,800,000	483,000	892,500	1,082,813	1,443,750	1,443,750
3,200,000	552,000	1,020,000	1,237,500	1,650,000	1,650,000
3,600,000	621,000	1,147,500	1,462,500	1,950,000	1,950,000
3,800,000	655,500	1,211,250	1,575,000	2,100,000	2,100,000

Final average compensation generally means the average of the three highest years of compensation out of the last five years, with compensation being generally the amounts reported as salary and bonus in the Summary Compensation Table.

The Company’s Supplemental Plan provides retirement benefits for selected executive officers. Under the Supplemental Plan, each executive selected for participation generally will be entitled to receive annual payments, following retirement, disability, or certain other terminations of employment, for a 15-year period, equal to 3.75% of his or her “final average compensation” (as defined) for each year of service credited to the executive up to 20 years, reduced by an amount equal to the annualized payout over a 15-year period that would be payable to the executive as a result of Company contributions under qualified plans of the Company, including the current 401(k) Plan and the Deferred Compensation Plan, but not reduced for social security payments or other offsets. The table above includes the estimated amount of this reduction in annual benefit based on account balances at December 31, 2004; the amount of such reduction will vary for each executive and will vary due to fluctuations in the investment returns and value of those accounts. An executive’s right to benefits under the Supplemental Plan vests when five years of service have been credited or earlier upon the executive’s death or disability or upon occurrence of a change in control (defined in the same way as under other compensatory plans). Upon the death of the executive, benefits will be payable for the 15-year period to the executive’s beneficiary. Benefits will begin after retirement at or after age 65, a termination at or after age 55 if the executive has ten years of credited service, or a termination due to disability. In the case of other terminations (except a termination for “cause,” as defined) prior to a change in control, benefits will begin at the later of termination or the date the executive would have completed ten years of service but for the termination.

Each of the executives named in the Summary Compensation Table above, other than Mr. Montalvo, have been selected for participation in the Supplemental Plan. The credited years of service for such named executives are as follows: Dr. Marlon, 20 years; Mr. Bunker, 16 years; Mr. Collins, 20 years; and Mr. Palmer, 15 years. An additional year of service will be credited in the event of a termination within six years after a change in control, and the year of service for the year of the change in control will be deemed completed at the time of the change in control. An executive’s or beneficiary’s benefits are payable in a lump sum in certain circumstances, including following a change in control.

Other executives of the Company participate in the Supplemental Plan. In addition, Mr. Montalvo and other executives participate in the Company’s Supplemental Executive Retirement Plan II (“Plan II”). The terms of Plan II are substantially the same as those of the Supplemental Plan except that annual benefits are calculated at a rate reduced by one-third from the level of benefits under the Supplemental Plan. Thus, the amounts of annual retirement income shown in the above table, reduced by one-third, represent the estimated benefits generally available under Plan II. Mr. Montalvo has 12 credited years of service under Plan II.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee, each of whom is a non-employee Director, are Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson. The members of the Compensation subcommittee are Messrs. Greene, Hartley, Luce, Ruthe and Watson.

Mr. Raggio, who is not a member of the subcommittee, is a stockholder of Jones-Vargas, a Nevada law firm which during 2004 rendered legal services to the Company for which it was paid approximately $7,000.

During 2004, the Company and three of its subsidiaries made a total donation of $2,500 to the Committee to Re-Elect William Raggio as Senator of the Nevada State Legislature.

Director Compensation

Directors who are not officers or employees of the Company are paid $24,000 per annum, plus a $1,000 meeting fee for the first 2 hours, and $500 for each additional hour, for meetings attended. The Chairman of the Audit Committee is paid an annual retainer of $5,000; the Chairmen of the

Compensation Committee and the Nominating and Governance Committee are each paid annual retainers of $2,000. In addition, the Lead Director is paid a $2,000 annual retainer. Directors are also paid $1,000 for attendance at each of the Compensation Committee and Nominating and Governance Committee meetings. The members of the Audit Committee are paid $1,000 for the first hour and $500 for each additional hour for attendance at Audit Committee meetings. This policy applies to Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson.

The 1995 Non-Employee Directors’ Stock Plan, as amended (the “Directors’ Plan”), provides for an annual grant to each non-employee Director of an option to purchase 10,000 shares of Common Stock. Such grants are made automatically on the date on which a person is first elected to the Board of Directors and on each January 20 thereafter (unless the initial grant occurred within four months prior to such date). The options’ exercise price per share is equal to the fair market value of a share on the date of grant. Such options become exercisable (i) as to 20% of the underlying shares on each of the first five anniversaries of the date of grant, (ii) at the date six months prior to the expiration of a Director’s term, if such Director continues to serve through such date and will reach age 78 before the expiration of the term, or (iii) immediately (a) if the Director ceases to serve due to death or disability, or (b) upon a change in control more than six months after grant. The options expire at the earliest of (i) ten years after grant, (ii) one year after the optionee ceases to serve as a Director due to death, disability or retirement or (iii) six months after the optionee ceases to serve as a Director for any other reason (the post-termination period is extended for up to one year if the optionee dies during such period). Options not exercisable at or before the time a Director ceases to be a Director are canceled. The Directors’ Plan also permits a non-employee Director to elect to forego cash fees that are otherwise payable and receive instead the equivalent value in shares of Common Stock or credits of “deferred stock” that will be settled at a future date by issuance of Common Stock.

Ms. MacDonald is a non-officer employee of the Company and, therefore, is not compensated separately for her service as a Director. Until February 2001, she served as President and Chief Operating Officer of the Company, at which time she assumed part-time duties in the capacity of Chief of Staff. She is compensated under the terms of an employment agreement, the term of which extends until December 31, 2007. The agreement provides for base salary, currently at the rate of $233,539 per year, with eligibility for an annual incentive payment, the target level of which is equal to 100% of salary, subject to the Company meeting a specified earnings per share target. Because the Company’s earnings per share goals were exceeded by over 18%, and in view of other financial performance achieved by the Company, the Committee recommended that an annual incentive award be made to Ms. MacDonald for the year 2004 in the amount of $458,800, which was approximately 198% of her potential target annual incentive award. In addition, the Committee authorized project bonus payments in the aggregate amount of $275,000 to Ms. MacDonald in connection with her successful work on two Company projects. The approximate value of Ms. MacDonald’s perquisites in 2004 was $4,188. Other terms of Ms. MacDonald’s employment agreement are similar to those of senior executives described above, including participation in compensatory plans for executives (except that she began receiving her SERP benefit in 2001 and the Company has made no future benefit contributions to that plan on her behalf) and employees and severance benefits relating to her current position, except that, in the event of a change in control of the Company, Ms. MacDonald will be entitled to terminate employment and receive a payment equal to four times base salary and target annual incentive compensation as in effect in January 2001 under the employment agreement governing her former service as President and Chief Operating Officer.

During 2004, Mr. Ruthe also received $9,500 as Director’s fees for his service as Chairman of the Board of HPN.

Certain Relationships and Related Transactions

For information concerning Certain Related Transactions with respect to Mr. Raggio, please refer to “Compensation Committee Interlocks and Insider Participation.”

Jeannine A. Zeller, the adult daughter of Dr. Marlon, our Chief Executive Officer, was an employee of the Company, serving as Director, Health Services, of Sierra Military Health Services, LLC. During 2004, she earned an aggregate annual compensation of $188,391. Dr. Marlon’s adult son, Robert Marlon, is an employee of the Company, serving as Project Manager, Customer Service Operations. During 2004, he earned an aggregate annual compensation of $78,651.

The Company invests a portion of its available cash reserves in high yield trust deeds for commercial development of land by unrelated third party developers. Licensed mortgage brokers are the source of proposals to finance such loans and make such proposals not only to the Company but to other investors. A committee of the Chief Financial Officer and other executives review and consider the terms based upon internally-developed guidelines and recommend whether to make the investments, or not, based on their view of the merits of the project and developer. Sierra generally attempts to invest slightly more than a majority in each loan that the committee determines is appropriate. The notes are secured by deeds of trusts and generally the personal guarantee of the developer. Dr. Marlon, Frank Collins, Paul Palmer, Erin MacDonald, Jonathon Bunker, and certain other senior executives and employees of the Company, along with other unrelated third-party investors, also invest their personal funds in some of the same loans.

ITEM NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS

Appointment of Auditors

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors of the Company for the year ending December 31, 2005. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Common Stock of the Company. If such ratification is not received, the Audit Committee will reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to be present at the 2005 Annual Meeting. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors considers Deloitte & Touche LLP to be well-qualified and the Board unanimously recommends that the stockholders vote FOR ratification.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, the Company’s Directors and executive officers complied with all Section 16(a) reporting requirements in a timely fashion during the fiscal year ended December 31, 2004.

OTHER MATTERS

On the date 45 days before the anniversary of the mailing date of the Company’s proxy statement for the 2004 Annual Meeting of Stockholders, the Company had not received notice of any proposal to be submitted by a stockholder for a vote at the 2005 Annual Meeting or notice invoking cumulative voting as to which the persons voting the proxies would exercise discretionary authority. If, however, any further business should properly come before the 2005 Annual Meeting, the proxy holders named on the accompanying proxy card, or their substitutes, will vote on such business in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS

Any proposal that a stockholder intends to present at the 2006 Annual Meeting of Stockholders of the Company, expected to be held in May 2006, must be received by the Secretary of the Company at its principal executive offices (2724 North Tenaya Way, Las Vegas, Nevada 89128 for overnight mail and P.O. Box 15645, Las Vegas, Nevada 89114-5645 for regular mail) no later than December 20, 2005, for inclusion in the Company’s Proxy Statement and proxy for that meeting and must be otherwise in compliance with applicable SEC regulations. If a stockholder intends to present a proposal at the next Annual Meeting of Stockholders of the Company but does not seek to have the proposal included in the Company’s Proxy Statement and proxy, for purposes of the SEC regulations, notice must be received by the Company at its principal executive offices no later than March 5, 2006. Use of certified mail is suggested.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s 2004 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 2004, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

It is important that proxies be returned promptly. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Frank E. Collins
Secretary
Dated: April 15, 2005

EXHIBIT A

SIERRA HEALTH SERVICES, INC.

Audit Committee Charter

The purpose of this Charter is to set forth the composition, duties and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Sierra Health Services, Inc. (the “Company”).

I.                   Committee Purpose

The Committee is appointed by the Board to assist the Board in fulfilling its responsibilities. The Committee’s primary duties and responsibilities are to:

•       Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•       Monitor the independence and performance of the Company’s independent registered public accounting firm and internal auditing department.

•       Foster open communication by meeting periodically and separately as needed with the independent registered public accounting firm, management, the internal auditing department, and the Board.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firm as well as anyone in the organization. The Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) and for the report on the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion based upon their audits of the consolidated financial statements, management’s assessment that the Company maintained effective internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting. The responsibility of the Audit Committee is to oversee these processes. It is not the duty or the responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures. The Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with GAAP, that the Company maintained effective internal control over financial reporting, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, or that the Company’s independent registered public accounting firm is in fact “independent.”

II.              Committee Composition

The Committee shall be comprised solely of three or more of the Directors of the Company, each of whom shall be an independent Director within the meaning of the applicable rules of the Securities and Exchange Commission (“SEC”), the listing standards of the New York Stock Exchange, and the Company’s Corporate Governance Guidelines, and shall be free from any material relationship with the Company. The members shall be appointed by the Board of Directors annually. The Chair shall be selected by the members of the Committee. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand financial statements, and at least one member of the Committee shall have accounting or related financial management expertise sufficient for the Board to determine that such person qualifies as an “audit committee financial expert” under criteria specified by the SEC.

III.         Meeting Schedule

The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event fewer than four times per year. A majority of the members shall constitute a quorum. The Chair may call special meetings as circumstances require. In the absence of the Chair, the members of the Audit Committee may designate a chair for the meeting by vote of a majority of the members present.

The Committee shall meet with the independent registered public accounting firm, the senior personnel performing the Company’s internal audit function, and management in separate meetings, as often as it deems necessary.

IV.           Committee Responsibilities and Duties

A.               Review Procedures

The Committee shall:

1.                 Review and discuss with management and the independent registered public accounting firm the Company’s consolidated financial statements to be included in the Company’s annual and quarterly reports and the accompanying disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial disclosures in such reports, prior to the filing of such reports with the SEC.

2.                 Recommend to the Board whether the audited consolidated financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting should be included in the Company’s Annual Report on Form 10-K.

3.                 In consultation with management, the independent registered public accounting firm and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent registered public accounting firm and the internal auditing department together with management’s responses.

4.                 Oversee the Company’s disclosure controls and procedures, including internal control over financial reporting, and, where applicable, shall oversee the correction of internal control deficiencies by management and address any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss management’s report on the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment that the Company maintained effective internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

5.                 Review with financial management and the independent registered public accounting firm the types of information to be disclosed and the type of presentation to be made for both the Company’s earnings press releases and the earnings guidance provided to analysts and rating agencies.

6.                 Review the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the consolidated financial statements.

7.                 Discuss the Company’s policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

8.                 Review and discuss with management all Section 302 and 906 certifications required by the Sarbanes-Oxley Act.

9.                 Review and assess the adequacy of this Charter at least annually.

B.              Independent Registered Public Accounting Firm

The Committee shall:

1.                 Have sole authority to retain, set compensation and retention terms for, terminate, oversee, and evaluate the work of the Company’s independent registered public accounting firm. The independent registered public accounting firm shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent registered public accounting firm.

2.                 Review and approve in advance the retention of the independent registered public accounting firm for the performance of all audit and lawfully permitted non-audit services. The Chair of the Committee or, in the absence of the Chair, any member of the Committee designated by the Chair, shall have authority to approve in advance any lawfully permitted non-audit services. Approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such services. Any non-audit services that are not approved by the Committee shall be reported to the full Committee at its next regularly scheduled meeting.

3.                 At least annually, obtain and review a report by the independent registered public accounting firm describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) in order to assess the firm’s independence, all relationships between the firm and the Company.

4.                 Review periodically any reports prepared by the independent registered public accounting firm and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, all alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent registered public accounting firm, and any other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

5.                 Review the independent registered public accounting firm’s audit plan—discuss scope, staffing locations, reliance upon management, and internal audit, and the general audit approach.

6.                 Prior to the announcement of the Company’s year-end earnings, discuss the results of the audit with the independent registered public accounting firm, including any audit problems or difficulties such as any restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information, and management’s response thereto. Discuss with the independent registered public accounting firm any other matters required to be brought to the Committee’s attention under applicable auditing standards (e.g., SAS 61 and Independent Standards Board No. 1) and resolve any disagreements between the independent registered public accounting firm and management.

7.                 Consider the independent registered public accounting firm’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

C.              Management Letter

The Committee shall review the independent registered public accounting firm’s annual letter to management regarding any weaknesses in internal controls and constructive service suggestions for improvements in financial or operating matters. The Committee shall require management to prepare a response to such letter for review by the Committee.

D.             Internal Audit Department and Legal Compliance

1.                 The Committee shall:

(a)           Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

(b)          Review the appointment, performance, and replacement of the senior internal audit executive.

(c)           Review significant reports prepared by the internal audit department together with management’s response and follow-up on these reports.

(d)          On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the Company’s consolidated financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

2.                 The Assistant Vice President, Internal Audit shall report to the Audit Committee functionally and to the Chief of Staff administratively.

E.              Other Committee Responsibilities

The Committee shall:

1.                 Approve procedures for the approval of all related-party transactions involving the Company’s executive officers and directors.

2.                 Establish clear hiring policies, compliant with governing laws and regulations, for employees or former employees of the independent registered public accounting firm.

3.                 Perform a self-assessment and provide to the Board of Directors on an annual basis.

4.                 Review periodically the Company’s Code of Business Conduct and Ethics and shall have the sole authority to grant waivers of the Company’s Code of Business Conduct and Ethics to the Company’s Directors and executive officers.

5.                 Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

6.                 Monitor Ethics Hot Line activities.

7.                 Annually prepare a report to stockholders as required by the SEC’s rules and regulations. The report should be included in the Company’s annual proxy statement.

8.                 Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities. The minutes of all meetings should be available to the Board.

9.                 Perform any other activities consistent with this Charter, the Company’s Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

This Audit Committee Charter is hereby reviewed and ratified on the 31st day of March 2005.

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ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 24, 2005

10:00 a.m.

CHAIRMAN’S AUDITORIUM AT THE
SIERRA HEALTH SERVICES CORPORATE COMPLEX
2716 North Tenaya Way
Las Vegas, Nevada 89128

[GRAPHIC OMITTED - SIERRA HEALTH SERVICES LOGO]

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint William J. Raggio and Charles L. Ruthe, or either of them acting singly in the absence of the other, and each with full power of substitution, the proxies of the undersigned to represent the undersigned and vote all of the shares of said Common Stock held of record by the undersigned at April 6, 2005, or which the undersigned otherwise would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 24, 2005 and at any adjournments or postponements thereof.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors: Two year terms:	01 Thomas Y. Hartley 02 Michael E. Luce	03 Anthony M. Marlon, M.D. 04 Anthony L. Watson		☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number of the withheld nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s auditors for 2005.		☐ For	☐ Against	☐ Abstain

3.			To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box	☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.